Exhibit 4.9

DESCRIPTION OF REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

Set forth below is the description of each class of securities of Silversun Technologies, Inc. (the “Company”) outstanding as of December 31, 2022. The following description summarizes the most important terms of these securities. This summary does not purport to be complete and is qualified in its entirety by the provisions of our Certificate of Incorporation and our Bylaws, copies of which have been previously filed with the Securities and Exchange Commission and are incorporated by reference into the Annual Report on Form 10-K for the year ended December 31, 2022. You should refer to our Articles of Incorporation, Bylaws and the applicable provisions of the Delaware General Corporation Law for a complete description.

Common stock, par value $0.00001 per share (the “Common Stock”) is the only class of our securities currently registered under Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”). Our Common Stock is listed on the Nasdaq Capital Market under the symbol “SSNT.”

Capitalization

Our authorized capital stock consists of 75,000,000 shares of Common Stock, and 1,000,000 shares of preferred stock, par value $0.001 per share, of which 2 shares are designated as Series A Preferred Stock.

Common Stock

Dividend Rights

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our Common Stock may receive dividends out of funds legally available if our board of directors (the “Board”), in its discretion, determines to issue dividends and then only at the times and in the amounts that our Board may determine. On June 21, 2021, the Company announced the payment of a $0.60 special cash dividend per share of Common Stock to shareholders of record July 9, 2021. The dividend was paid on July 16, 2021 in the amount of $3,081,706. The Company did not declare or pay any dividends in the year 2022.

Voting Rights

Each stockholder is entitled to one vote for each share of common stock held by such shareholder.

No Preemptive or Similar Rights

Our Common Stock is not entitled to preemptive rights, and is not subject to conversion, redemption or sinking fund provisions.

Right to Receive Liquidation Distributions

Holders of common stock are entitled to dividends when, and if, declared by the Board out of funds legally available therefore; and then, only after all preferential dividends have been paid on any outstanding Preferred Stock.

Transfer Agent and Registrar

Our transfer agent is Pacific Stock Transfer Company at 6725 Via Austi Pkwy, Suite 300, Las Vegas, NV 89119.